Exhibit 10.23(b)

FIRST AMENDMENT TO LEASE
(EXPANSION)

This First Amendment to Lease (the "Agreement") is entered into as of December 9, 2016, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company ("Landlord"), and NEVRO CORP., a Delaware corporation ("Tenant"), with respect to the following facts and circumstances:

A.

Landlord and Tenant are parties to that certain Lease Agreement dated March 5, 2015 (the "Original Lease") of certain premises (the "Existing Premises") within the building commonly known as 1800 Bridge Parkway, Redwood City, California 94065 (the "1800 Bridge Building"), and more particularly described in the Original Lease.  Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. Effective as of the date hereof, all references to the "Lease" shall refer to the Original Lease, as amended by this Agreement.

B.	Landlord and Tenant desire to amend the Original Lease to add additional space on the terms and conditions provided herein.

IT IS, THEREFORE, agreed as follows:

1.As used in this Agreement, the following terms have the following meanings:

"Expansion Space" means the entire building commonly known as 1600 Bridge Parkway, Redwood City, California 94065 (the "1600 Bridge Building"), containing approximately 49,981 rentable square feet of area, and more particularly shown on Exhibit "B‑1" attached hereto.

"Expansion Space Commencement Date" shall mean the date that is the earlier of (i) the date Tenant commences business operations in the Expansion Space, or (ii) the date of Substantial Completion (as defined in the Tenant Work Letter attached hereto as Exhibit "C‑1") of the Expansion Space.

2.Effective on the Expansion Space Commencement Date, the Premises shall be expanded to include the Expansion Space.  Accordingly, effective on the Expansion Space Commencement Date, Landlord leases the Expansion Space to Tenant and Tenant leases the Expansion Space from Landlord, and the following terms of the Original Lease are amended as follows:

2.1The Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises and the Expansion Space, and Exhibit "B-1" attached hereto is hereby added to Exhibit "B" to the Original Lease.

2.2Tenant's Building Percentage and Tenant's Tax Percentage with respect to the 1600 Bridge Building is 100%. Tenant's Common Area Building Percentage is increased to 10.07%.

2.3Tenant agrees to pay Landlord a monthly Base Rent for the Expansion Space in accordance with the following schedule:

Period (In Months)	Annual Base Rent	Monthly Base Rent
01 – 12 13 – 15 16 – 24 25 – 36 37 – 48 49 – 60 61 – 72 72 – 84	$1,199,544.00* $1,235,530.32* $2,471,060.64 $2,545,192.44 $2,621,548.20 $2,700,194.64 $2,781.200.52 $2,864,636.52	$99,962.00* $102,960.86* $205,921.72 $212,099.37 $218,462.35 $225,016.22 $231,766.71 $238,719.71

*

As an inducement to Tenant entering into this Agreement, during the first fifteen (15) months after the Expansion Space Commencement Date, so long as no Event of Default shall have occurred under the Lease, for purposes of calculating Base Rent only, the Expansion Space shall be deemed to contain only 24,990.50 square feet of rentable area.  The amount of Base Rent for the Expansion Space set forth in the table in this Section 2.3 for that period reflects that deemed square footage. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. The amount equal to the difference between Base Rent payable based on that deemed square footage and the Base Rent that would be payable if the actual square footage of the Expansion Space were used is referred to herein as the "Rental Abatement." In the event of a default by Tenant under the terms of the Lease that results in early termination pursuant to the provisions of Article 22 of the  Lease, then as part of the recovery set forth in Article 22 of the Lease, Landlord shall be entitled to the recovery of the Rental Abatement.

The monthly Base Rent for the Expansion Space for the first month after the Expansion Space Commencement Date shall be payable upon the execution of this Agreement.  The monthly Base Rent for the Expansion Space shall be payable in the manner provided for in the Original Lease.

2.4The Term with respect to the Expansion Space shall be coterminous with the Existing Premises, as extended by this Agreement.  In the event that Tenant exercises an extension option pursuant to the Original Lease or the Original Lease terminates pursuant to its terms, such extension or termination shall apply to the entire Premises then subject to the Original Lease (including the Expansion Space).

2.5Tenant's Parking Allocation shall be increased from one hundred sixty‑six (166) non-exclusive parking spaces to three hundred thirty (330) non-exclusive parking spaces, which is based on a parking ratio of 3.3 non-exclusive parking spaces per one thousand (1,000) square feet of rentable space in the Premises.

2.6The provisions of Section 32.2 of the Original Lease shall apply independently to each of the 1600 Bridge Building and the 1800 Bridge Building such that Tenant shall have the right to install Monument Signage and Building-top Signage on each of those buildings , subject to the terms and conditions of Section 32.2 of the Original Lease (as amended hereby), except that the right to install and maintain Monument Signage on the monument sign and Building-top Signage at the top of the 1600 Bridge Building shall permanently terminate upon written notice from Landlord following the date upon which Tenant ceases to occupy at least one full floor of the 1600 Bridge Building.  Accordingly, for purposes of interpreting that Section, each reference to "Building" shall be a reference to each of the 1600 Bridge Building and the 1800 Bridge Building.  Landlord hereby (a) approves the graphics, materials, color, design, lettering size, placement and specifications and conformity with Landlord's sign plan of the Building-top Signage to be installed on the 1600 Bridge Building substantially in the form shown on Exhibit "D" attached hereto, and (b) agrees that Tenant may change the color of the existing Building-top Signage on the 1800 Bridge Building to substantially the same color as shown on Exhibit "D" attached hereto.

2.7Except as otherwise expressly provided in this Agreement, all references to the "Building" in the Lease shall refer to the 1600 Bridge Building and the 1800 Bridge Building, either collectively or individually, as the context requires.

3.Tenant may take possession of the Expansion Space upon the delivery of possession of the Expansion Space by Landlord to Tenant.  Tenant's possession of the Expansion Space prior to the Expansion Space Commencement Date shall be on all the terms and conditions of the Original Lease, as amended hereby, except that Tenant shall not be obligated to pay Base Rent or Tenant's Share of Operating Expenses.  After the Expansion Space Commencement Date, Tenant's obligation with respect to Base Rent and Tenant's Share of Operating Expenses shall be as provided in the Original Lease, as amended by this Agreement.  Tenant shall accept the Expansion Space in its "AS IS" condition and Tenant agrees that Landlord has no obligation and has made no promise to alter, remodel, improve, or repair the Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Expansion Space as of the Expansion Space Commencement Date, except as provided for in the Tenant Work Letter attached hereto as Exhibit "C-1"; provided nothing in this sentence shall limit Landlord's ongoing obligations under the Lease with respect to repairs, restoration and maintenance.  Except as set forth herein, neither Landlord nor Landlord's agents have made any representations or promises with respect to the condition of the 1600 Bridge Building, the Expansion Space, the land upon which the 1600 Bridge Building is constructed, the present or future suitability or fitness of the Expansion Space or the 1600 Bridge Building for the conduct of Tenant's particular business, or any other matter or thing affecting or related to the 1600 Bridge Building or the Expansion Space, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Agreement.  Any improvements or personal property located in the Expansion Space are delivered without any representation or warranty from Landlord, either express or implied, of any kind, including without limitation, title, merchantability, or suitability for a particular purpose.  Tenant shall deliver to Landlord any modifications to Tenant's insurance required under the Original Lease to reflect the addition of the Expansion Space and Tenant's entry into the Expansion Space prior to the delivery of possession to Tenant.  Without limiting the Landlord's obligations set forth in Section 4 below, Landlord shall not be liable to Tenant or otherwise be in default hereunder in the event that Landlord is unable to deliver the Expansion Space to Tenant on the projected delivery date thereof due to the failure of any other tenant to timely vacate and surrender to Landlord such Expansion Space, or any portion thereof; provided, however, Landlord agrees to use its commercially reasonable efforts to enforce its rights to possession of such Expansion Space against such tenant (including by bringing suit to evict or otherwise dispossess such tenant of the Expansion Space).

4.Temporary Space.

4.1In the event that delivery of possession of the Expansion Space to Tenant does not occur by the Temporary Space Date (as defined below), then Landlord shall use commercially reasonable efforts to provide Tenant with temporary space in the Project that is Available for Temporary Use (as defined below) containing rentable area of at least 4,000 square feet.  Any space occupied by Tenant pursuant to this Section 4 is referred to in this Section 4 as the "Temporary Space."  As used in this Section 4, "Available for Temporary Use" means that the space (i) is not occupied by any person, (ii) may be lawfully occupied without the expenditure of additional funds, (iii) is not then subject to a lease, (iv) is not then subject to any rights of any tenant to renew their lease or expand their premises as set forth in their lease for the period during which Tenant would occupy such space, (v) is not then subject to any negotiations between Landlord and a prospective tenant or an existing tenant, and (vi) is not located in the building known as 1200 Bridge Parkway, Redwood City, California.  The term "Temporary Space Date" initially means December 1, 2017, but shall be extended by one day for every one day in delay caused by any one or more Force Majeure Events.

4.2If Landlord identifies Temporary Space and Tenant elects to occupy the Temporary Space, then during the period beginning on the delivery of possession of the Temporary Space to Tenant and ending on the date that is five (5) days after the earlier of (a) Expansion Space Commencement Date, and (b) if applicable, the date upon which Tenant gives Landlord notice of termination of this Agreement pursuant to Section 6, below (such period being referred to herein as the "Temporary Space Term"), Landlord shall allow Tenant to use the Temporary Space for the uses permitted by the Lease.  During the Temporary Space Term, the Temporary Space shall be deemed part of the "Premises".  Such Temporary Space shall be accepted by Tenant in its "as-is" condition and configuration, it being agreed that Landlord shall be under no obligation to perform any work in the Temporary Space or to incur any costs in connection with Tenant's move in, move out or occupancy of the Temporary Space.  Tenant acknowledges that it shall be entitled to use and occupy the Temporary Space at its sole cost, expense and risk.  Tenant shall not construct any improvements or make any alterations of any type to the Temporary Space without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.  All actual out-of-pocket of Landlord and any costs of Tenant in connection with making the Temporary Space ready for occupancy by Tenant shall be the sole responsibility of Tenant.

4.3The Temporary Space shall be subject to all the terms and conditions of the Lease except as expressly modified in this Section 4, provided that Tenant shall not be obligated to pay Base Rent during the Temporary Space Term with respect to the Temporary Space.  Tenant shall not be entitled to receive any allowances, abatement or other financial concession in connection with the Temporary Space which was granted with respect to the Premises or the Expansion Space unless such concessions are expressly provided for herein with respect to the Temporary Space, and the Temporary Space shall not be subject to any renewal or expansion rights of Tenant under the Lease.

4.4Upon termination of the Temporary Space Term, Tenant shall vacate the Temporary Space and deliver the same to Landlord in the same condition that the Temporary Space was delivered to Tenant, ordinary wear and tear excepted and damage by casualty excepted.  At the expiration or earlier termination of the Temporary Space Term, Tenant shall remove all debris, all items of Tenant's personalty, and any trade fixtures of Tenant from the Temporary Space.  Tenant shall be fully liable for all damage Tenant or Tenant's agents, employees, contractors, or subcontractors cause to the Temporary Space, ordinary wear and tear excepted and damage by casualty excepted.

4.5Tenant shall have no right to hold over or otherwise occupy the Temporary Space at any time following the expiration or earlier termination of the Temporary Space Term, and in the event of such holdover, Landlord shall immediately be entitled to institute dispossessory proceedings to recover possession of the Temporary Space, without first providing notice thereof to Tenant.  In the event of holding over by Tenant after expiration or termination of the Temporary Space Term without the written authorization of Landlord, Tenant shall pay, for such holding over, an amount equal to $7.80 per rentable square foot of the rentable area of the Temporary Space each month or partial month of holdover, plus all consequential damages that Landlord incurs as a result of the Tenant's hold over after the date that is the later of (a) the expiration or earlier termination of the Temporary Space Term, or (b) the date that is ten (10) days after Landlord has notified Tenant that Landlord has executed a letter of intent or lease with another tenant for all or any portion of the Temporary Space.  During any such holdover, Tenant's occupancy of the Temporary Space shall be deemed that of a tenant at sufferance, and in no event, either during the Temporary Space Term or during any holdover by Tenant, shall Tenant be determined to be a tenant-at-will under applicable law.  While Tenant is occupying the Temporary Space, Landlord or Landlord's authorized agents shall be entitled to enter the Temporary Space, upon reasonable notice, to display the Temporary Space to prospective tenants.  Tenant's obligations under this Section 5 shall survive the termination of this Agreement pursuant to Section 6, below.

5.Notwithstanding Section 3 above, Landlord warrants that the roof, structural components of the 1600 Bridge Building, HVAC system, electrical and plumbing systems, elevator, parking lot and site lighting (the "Covered Items"), other than those constructed by Tenant, shall be in good operating condition and repair on the date possession of the Expansion Space is delivered to Tenant.  If a non-compliance with such warranty exists as of the delivery of possession, or if one of such Covered Items should malfunction or fail within ninety (90) days after the delivery of possession to Tenant, Landlord shall, as Landlord's sole obligation with respect to such matter, promptly after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of such non-compliance, malfunction or failure, rectify the same at Landlord's expense.  If Tenant does not give Landlord the required notice within ten (10) days after the expiration of such ninety (90) day period, Landlord shall have no obligation with respect to that warranty other than obligations regarding the Covered Items set forth elsewhere in the Lease.  Any replacement of the roof or HVAC system during the Term shall be amortized as provided in Section 5.1(a)(vii) of the Original Lease.

6.In the event that delivery of possession of the Expansion Space to Tenant does not occur by the Scheduled Delivery Date (as defined below), then Tenant shall be entitled by notice in writing to Landlord within ten (10) days thereafter to terminate this Agreement, in which event the parties shall be discharged from all obligations hereunder; provided further, however, that if such written notice of Tenant is not delivered to Landlord within such ten (10)-day period, Tenant's right to terminate this Agreement hereunder shall terminate and be of no further force or effect. If Tenant elects to terminate this Agreement under this Section then such termination of this Agreement shall be effective on the date which is thirty (30) days after delivery of notice of termination to Landlord.  In the event that this Agreement is terminated under this Section, then all of the terms and conditions of the Original Lease shall continue to apply.  The term "Scheduled Delivery Date" initially means June 1, 2018, but such date shall be extended by one day for each day in delay caused by any one or more Force Majeure Events or Tenant Delays (as defined in Exhibit "C-1").

7.Landlord and Tenant acknowledge that Tenant may desire to make certain alterations to the Existing Premises in accordance with Article 15 of the Lease ("Tenant's Work").  So long as no Event of Default shall be existing under the Original Lease (as amended by this Agreement) as of the date Tenant requests reimbursement of the Allowance (as defined below), Landlord agrees to reimburse Tenant up to, and not to exceed the sum of Three Hundred Fifty-Three Thousand Two Hundred Ninety Dollars ($353,290.00) (the "Allowance") (based on a $7.00 prsf of the Existing Premises).  Landlord shall pay the Allowance to Tenant upon delivery to Landlord of "Tenant's Completion Notice" (as defined below) according to the terms and conditions of this Section.  The Allowance shall be used to reimburse Tenant for hard and/or soft costs incurred in connection with Tenant's Work ("Tenant's Work Costs"); provided, however, in no event shall the Allowance be used to pay for any of Tenant's trade fixtures, equipment or inventory.  Upon the completion of Tenant's Work, Tenant shall submit to Landlord a written notice indicating that Tenant has completed the construction and performance of Tenant's Work in accordance with the provisions of Article 15 of the Original Lease, as amended by this Agreement, which notice shall be accompanied by all of the following (collectively, "Tenant's Completion Notice"):  (i) copies of paid invoices and final, unconditional lien waivers (in the form required by applicable laws) from Tenant's general contractor and all subcontractors and material suppliers, showing that full payment has been received for the construction of Tenant's Work; (ii) certification from Tenant's architect that all of Tenant's Work has been completed substantially in accordance with the plans and specifications therefor (approved by Landlord, to the extent Landlord's approval of such plans and specifications was required under Article 15 of the Original Lease, as amended by this Agreement) and all local governmental and quasi-governmental authorities with jurisdiction; and (iii) a copy of the building permit for Tenant's Work, if applicable, signed by the appropriate building inspector, indicating that Tenant's

Work has been finally approved.  The Allowance shall be available for a single reimbursement to Tenant during the period from the Expansion Space Commencement Date through the date that is twelve (12) months after the Expansion Space Commencement Date (the "Window").  Any portion of the Allowance not requested by Tenant within the Window shall be deemed forfeited by Tenant and shall no longer be available for disbursement to or for the account of Tenant. In lieu of using some or all of the Allowance for Tenant's Work, so long as no Event of Default then exists under the Lease (other than a default in payment of Base Rent that would be fully cured by the requested application of the Allowance), Tenant may elect to apply the Allowance to payment of Base Rent, first coming due after the Expansion Space Commencement Date by written notice to Landlord.

8.The "Expiration Date" as defined in the Original Lease is hereby amended to be the date that is the day prior to the day that is eighty-four (84) months after the Expansion Space Commencement Date (the "New Expiration Date"), subject to the terms set forth in this Section 8.  If the New Expiration Date falls on a day other than the last day of the calendar month, then, the New Expiration Date shall be deemed to be the last day of such calendar month and the Term of the Lease shall be deemed to expire on such date. The period from July 1, 2022 (the "Extension Commencement Date") to the New Expiration Date is referred to herein as the "Extension Term."

9.Prior to the Extension Commencement Date, Tenant shall continue to pay to Landlord monthly Base Rent for the Existing Premises in accordance with the terms of the Original Lease. Commencing on the Extension Commencement Date, Tenant shall pay to Landlord monthly Base Rent for the Existing Premises at the same rental rate per square foot of rentable area then in effect for the Expansion Space, as the rental rate for monthly Base Rent for the Expansion Space may increase from time to time.

10.Tenant is in occupancy of the Existing Premises and will accept the same, as of the commencement of the Extension Term in its "as is" condition, without any agreements, representations, understandings or obligations on the part of Landlord to (i) perform any alterations, additions, repairs or improvements therein, (ii) fund or otherwise pay for any alterations, additions, repairs or improvements thereto, or (iii) grant Tenant any free rent, concessions, credits or contributions of money with respect to the Premises, except as may be expressly provided otherwise in this Agreement.  Nothing in this Section 10 shall limit Landlord's ongoing obligations under the Lease with respect to repairs, restoration and maintenance.

11.The Extension Option in Article 51 of the Original Lease shall continue to apply during the Extension Term, except that the term "initial Lease Term" shall be replaced with "Extension Term" each place it appears in Article 51.

12.Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Extension Term; provided, however, that any provisions of the Original Lease with respect to rent credit, improvement allowances, Landlord construction obligations or other initial concessions shall be inapplicable with respect to the Extension Term.

13.Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Cushman & Wakefield ("Landlord's Broker") and Jones Lang LaSalle Brokerage, Inc. ("Tenant's Broker").  Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys' fees and disbursements) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker, agent, finder or similar person other than Landlord's Broker  and Tenant's Broker.  The commission with respect to this Agreement shall be paid to Landlord's Broker by Landlord pursuant to a separate agreement.  Landlord's Broker will pay Tenant's Broker a commission pursuant to a separate agreement.  Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord's Broker.

14.As additional consideration for this Agreement, Tenant hereby certifies that:

(a)The Original Lease (as amended hereby) is in full force and effect.

(b)Tenant is in possession of the Existing Premises and has not sublet any portion of the Existing Premises or assigned its interest in the Lease

(c)To Tenant's knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.

(d)All of Landlord's obligations with respect to construction of tenant improvements in the Premises and payment of tenant improvement allowances have been satisfied, except those provided for in the Tenant Work Letter attached hereto as Exhibit "C-1."

(e)There are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.

15.Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect.  This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto.  This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, together with the Original Lease, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement.  Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.  In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control.  Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.  Time is of the essence of this Agreement and the provisions contained herein.

16.As an inducement to Landlord to enter into this Agreement, Tenant hereby represents and warrants that:  (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, "Specially Designated National and Blocked Person" or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person.  Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be reasonably requested by Landlord to determine Tenant's compliance with the terms hereof.  Any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under this Lease and shall be covered by the indemnity provisions of the Original Lease.  The representations and warranties contained in this Section shall be continuing in nature and shall survive the expiration or earlier termination of the Lease.

17.To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975(c) of the Internal Revenue Code, Tenant hereby certifies that the representations and warranties in Article 53 of the Original Lease are true and correct as of the date of this Agreement.

18.Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the 1600 Bridge Building and the 1800 Bridge Building have not undergone an inspection by a "Certified Access Specialist" and Landlord states the following: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  Landlord makes no representations as to the compliance of the Premises, the 1600 Bridge Building or the 1800 Bridge Building with accessibility standards.  Notwithstanding anything contained herein or in the Original Lease to the contrary, Tenant shall not be responsible for compliance with the path of travel provisions of the Americans with Disabilities Act at any time during the Term (including any extension thereof) except for any compliance work required with reference to the particular use of Tenant (other than general office use), the acts or omissions of Tenant or any of Tenant's agents, employees, contractors, sublessees or invitees, or any alterations, additions or improvements performed by or on behalf of Tenant (other than the Expansion Space Improvements).

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Landlord: WESTPORT OFFICE PARK, LLC, a California limited liability company
By:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New

Jersey corporation, acting solely on behalf

of and for the benefit of, and with its

liability limited to the assets of, its

insurance company separate account,

PRISA II, its member

	By:	/s/ Jeffrey D. Mills
Jeffrey D. Mills Vice President
[Printed Name and Title]
Tenant: NEVRO CORP., a Delaware corporation
By:		/s/ Andrew Galligan
	Its:	Chief Financial Officer
By:		/s/ Richard B. Carter
	Its:	VP Finance

If Tenant is a corporation, this instrument must

be executed by the chairman of the board, the

president or any vice president and the secretary,

any assistant secretary, the chief financial officer

or any assistant financial officer or any assistant

treasurer of such corporation, unless the bylaws

or a resolution of the board of directors shall

otherwise provide, in which case the bylaws or a

certified copy of the resolution, as the case may

be, must be attached to this instrument.

EXHIBIT B-1

EXPANSION SPACE

(See Attached.)

Exhibit B-1

ELEC.
MAIN ELECT. RM.
ELEC. RISER
(E) ELEV. RM.
SUITE 102
SUITE 101
UP
4 8 16

G FLOOR PLAN - FIRST FLOOR

GRAPHIC LEGEND

EXISTING CORE, SHELL & DEMISING WA

EXISTING INTERIOR PARTITIONS

DRAWING IS INTENDED FOR PREMISES EXHIBIT
POSES ONLY AND SHOULD NOT BE USED FOR
ING, DESIGN DETAIL, MATERIAL TAKE OFFS

SUITE 201
4 8 16

G FLOOR PLAN - SECOND FLOOR

GRAPHIC LEGEND

(solid black bar)	EXISTING CORE, SHELL & DEMISING WA
(outlined bar)	EXISTING INTERIOR PARTITIONS

; DRAWING IS INTENDED FOR PREMISES EXHIBIT
POSES ONLY AND SHOULD NOT BE USED FOR
;ING, DESIGN DETAIL, MATERIAL TAKE OFFS

EXHIBIT C-1

TENANT WORK LETTER

This Tenant Work Letter is attached to and made a part of that certain First Amendment to Lease dated December 9, 2016 (the "Amendment") between WESTPORT OFFICE PARK, LLC, a California limited liability company ("Landlord"), and NEVRO CORP., a Delaware corporation ("Tenant"), which amends the Original Lease (as defined in the Amendment).  Any capitalized term used and not otherwise defined in this Tenant Work Letter has the meaning given such term in the Amendment (or, if not defined in the Amendment, the meaning given such term in the Original Lease).  This Tenant Work Letter sets forth the terms and conditions relating to the construction of the Expansion Improvements in the Expansion Space.

Section 1

BASE, SHELL AND CORE; LANDLORD WORK

1.1Base, Shell and Core.  Landlord has previously constructed the base, shell, and core (i) of the Expansion Space and (ii) of the floor(s) of the Building on which the Expansion Space are located (collectively, the "Base, Shell, and Core") and other improvements, and Tenant shall accept the Base, Shell and Core and such other improvements in their current "As-Is" condition existing as of the date of the Amendment and the Expansion Space Commencement Date. Tenant shall install in the Expansion Space certain "Expansion Space Improvements" (as defined below) pursuant to the provisions of this Tenant Work Letter.  Except for Landlord's obligation to disburse the Expansion Space Improvement Allowance and perform the Landlord Work and the Expansion Space Improvement work as described below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Expansion Space, the Premises, the Building or the Project.

1.2Landlord Work.  As a condition to the delivery of possession of the Expansion Space to Tenant, Landlord shall satisfy the following conditions at Landlord's sole cost and expense (the "Landlord's Work"):

(a) install one (1) new electric car charging station in a location reasonably approved by Landlord; and

(b)  correct any failure of the path of travel for the Expansion Space outside of the 1600 Bridge Building to comply with the Americans with Disabilities Act, as interpreted by the City of Redwood City and Landlord's architect, to the extent such correction is necessary in order for Tenant to obtain a building permit or a certificate of occupancy for the Expansion Space Improvements in the Expansion Space for general office purposes; provided that nothing contained herein shall be deemed to prohibit Landlord from obtaining a variance or relying upon a grandfathered right in order to achieve compliance with

Exhibit C-1 -1-

those codes.  Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law, and Landlord's obligation to perform work or take such other action to cure a violation under this Section shall apply after the exhaustion of any and all rights to appeal or contest.

Section 2

EXPANSION SPACE IMPROVEMENTS

2.1Expansion Space Improvement Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the "Expansion Space Improvement Allowance") in the amount of up to, but not exceeding $45.00 per rentable square foot of the Expansion Space (i.e., up to $2,249,145.00, based on 49,981 rentable square feet in the Expansion Space), for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Expansion Space (the "Expansion Space Improvements").  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Expansion Space Improvement Allowance.  Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Expansion Space Improvement Allowance which is not used to pay for the Expansion Space Improvement Allowance Items (as such term is defined below). In no event shall the Expansion Space Improvement Allowance be used for purposes of constructing improvements in the Expansion Space for purposes of offering space for sublease or for the benefit of a subtenant.  Notwithstanding anything to the contrary in this Section 2.1, so long as the Expansion Space Improvements have been completed and all cost of the Expansion Space Improvements have been paid, and so long as no Event of Default exists under the Lease, Tenant may use up to $499,810.00 of any unused portion of the Expansion Space Improvement Allowance for furniture, cabling and/or moving expenses.

2.2Disbursement of the Expansion Space Improvement Allowance.  Except as otherwise set forth in this Tenant Work Letter, the Expansion Space Improvement Allowance shall be disbursed by Landlord (each of which disbursement shall be made pursuant to Landlord's standard disbursement process), only for the following items and costs (collectively, the "Expansion Space Improvement Allowance Items"):

2.2.1

Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.2	The payment of plan check, permit and license fees relating to construction of the Expansion Space Improvements;

Exhibit C-1 -2-

2.2.3

The cost of construction of the Expansion Space Improvements, including, without limitation, contractors' fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists;

2.2.4

The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5	The cost of any changes to the Construction Drawings or Expansion Space Improvements required by any applicable laws;
2.2.6	Sales and use taxes and Title 24 fees;
2.2.7	"Landlord's Supervision Fee," as that term is defined in Section 4.3.2 of this Tenant Work Letter;
2.2.8

The costs and expenses associated with complying with all national, state and local codes, including California Energy Code, Title 24, including, without limitation, all costs associated with any lighting or HVAC retrofits required thereby; and

2.2.9	All other costs to be expended by Landlord in connection with the construction of the Expansion Space Improvements.

2.3Specifications for Building Standard Components.  Landlord has established specifications (the "Specifications") for the Building standard components to be used in the construction of the Expansion Space Improvements in the Expansion Space, which Specifications have been received by Tenant.  Unless otherwise agreed to by Landlord, the Expansion Space Improvements shall comply with the Specifications.  Landlord may make changes to the Specifications from time to time.

Section 3

CONSTRUCTION DRAWINGS

3.1Selection of Architect/Construction Drawings.  Landlord shall retain an architect/space planner (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1.  Landlord shall retain Landlord's engineering consultants (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Expansion Space.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings."  Notwithstanding that any Construction Drawings are reviewed by Landlord or prepared by its Architect, Engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's Architect, Engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or

Exhibit C-1 -3-

errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2Final Space Plan.  No later than thirty (30) days after the date hereof, Tenant shall meet with Landlord's Architect and provide Landlord's Architect with information regarding the preliminary layout and designation of all proposed offices, rooms and other partitioning, and their intended use and equipment to be contained therein (the "Information").  Landlord and Architect shall, based on such Information (subject to changes reasonably required by Landlord), prepare the final space plan for Expansion Space Improvements in the Expansion Space (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Tenant for Tenant's approval.  Tenant shall approve or reasonably disapprove the Final Space Plan or any revisions thereto within ten (10) business days after Landlord delivers the Final Space Plan or such revisions to Tenant; provided, however, that Tenant may only disapprove the Final Space Plan to the extent the same is not (subject to changes reasonably required by Landlord) in substantial conformance with the Information provided by Tenant to Architect ("Space Plan Design Problem").  Tenant's failure to disapprove the Final Space Plan for any Space Plan Design Problem or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant's disapproval pertaining to any Space Plan Design Problem) within said ten (10) business day period shall be deemed to constitute Tenant's approval of the Final Space Plan or such revisions.

3.3Final Working Drawings.  Based on the Final Space Plan, Landlord shall cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expansion Space, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Tenant for Tenant's approval.  The Final Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building.  To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the Expansion Space Improvements depicted thereon, the actual specifications and finish work shall be in accordance with the Specifications.  Tenant shall approve or reasonably disapprove the Final Working Drawings or any revisions thereto within ten (10) business days after Landlord delivers the Final Working Drawings or any revisions thereto to Tenant; provided, however, that Tenant may only disapprove the Final Working Drawings to the extent the same are not (subject to changes reasonably required by Landlord) in substantial conformance with the Final Space Plan ("Working Drawing Design Problem").  Tenant's failure to reasonably disapprove the Final Working Drawings or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant's disapproval pertaining to any Working Drawing Design Problem) within said ten (10) business day period shall be deemed to constitute Tenant's approval of the Final Working Drawings or such revisions.

Exhibit C-1 -4-

3.4Approved Working Drawings.  The Final Working Drawings shall be approved or deemed approved by Tenant (the "Approved Working Drawings") prior to the commencement of the construction of the Expansion Space Improvements.  Landlord shall cause the Architect to submit the Approved Working Drawing to the applicable local governmental agency for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1 of this Tenant Work Letter, to commence and fully complete the construction of the Expansion Space Improvements (the "Permits").  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed beyond the applicable time periods in this Section 3, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings, if such change would directly or indirectly delay the Substantial Completion of the Expansion Space.

3.5Time Deadlines.  Tenant shall use reasonable efforts to cooperate with Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor, for approval of the "Cost Proposal," as that term is defined in Section 4.2 below as soon as possible after the execution of the Amendment and, in this regard, to the extent Landlord considers such meeting(s) to be reasonably necessary, Tenant shall meet with Landlord on a weekly basis to discuss Tenant's progress in connection with the same.

3.6Design Problem.  Notwithstanding anything to the contrary in this Tenant Work Letter, Landlord shall be deemed to have acted reasonably in disapproving plans or designs if Landlord determines in good faith that the matter disapproved constitutes or would create a Design Problem (as defined below).  As used herein, a "Design Problem" shall mean (i) adverse effect on the structural integrity of the Building; (ii) possible damage to the Building's systems; (iii) non-compliance with applicable codes; (iv) adverse effect on the exterior appearance of the Building; (v) creation of the potential for unusual expenses to be incurred upon the removal of the alteration or improvement and the restoration of the Expansion Space upon termination of this Lease, unless Tenant agrees to pay for the incremental removal costs caused by the non-typical alterations; (vi) creation of the potential for unusual expenses to be incurred in connection with the maintenance by Landlord of the alteration or improvement, unless Tenant agrees to pay for the incremental maintenance costs caused by the non-typical alterations, (vii) a material effect any other tenant or occupant of the Building, (viii) creation of an obligation to make other alterations, additions or improvements to the Expansion Space or Common Areas in order to comply with applicable laws (including, without limitation, the Americans with Disabilities Act) or (ix) adverse effect on the LEED rating of the Building.

Section 4

CONSTRUCTION OF THE EXPANSION SPACE IMPROVEMENTS

4.1Contractor.  A contractor, under the supervision of and selected by Landlord, shall construct the Expansion Space Improvements (the "Contractor").

Exhibit C-1 -5-

4.2Cost Proposal.  After the Approved Working Drawings are signed by Landlord and Tenant, Landlord cause the Contractor to competitively bid the subcontracts with the major trades to at least three (3) subcontractors in each such major trade and based on that bidding process shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Expansion Space Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Expansion Space Improvements (the "Cost Proposal").  Notwithstanding the foregoing, portions of the cost of the Expansion Space Improvements may be delivered to Tenant as such portions of the Expansion Space Improvements are priced by Contractor (on an individual item-by-item or trade-by-trade basis), even before the Approved Working Drawings are completed (the "Partial Cost Proposal").  Tenant shall approve and deliver the Cost Proposal to Landlord within ten (10) business days of the receipt of the same (or, as to a Partial Cost Proposal, within five (5) business days of receipt of the same).  The date by which Tenant must approve and deliver the Cost Proposal, or the last Partial Cost Proposal to Landlord, as the case may be, shall be known hereafter as the "Cost Proposal Delivery Date."  The total of all Partial Cost Proposals, if any, shall be known as the Cost Proposal.

4.3Construction of Expansion Space Improvements by Landlord's Contractor under the Supervision of Landlord.

4.3.1.

Over-Allowance Amount.  On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the "Over-Allowance Amount") equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Expansion Space Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date).  The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Expansion Space Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Expansion Space Improvement Allowance.  In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Expansion Space Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be added to the Cost Proposal and shall be paid by Tenant to Landlord immediately upon Landlord's request to the extent such additional costs increase any existing Over-Allowance Amount or result in an Over-Allowance Amount.  Following completion of the Expansion Space Improvements, Landlord shall deliver to Tenant a final cost statement which shall indicate the final costs of the Expansion Space Improvement Allowance Items, and if such cost statement indicates that Tenant has underpaid or overpaid the Over-Allowance Amount, then within ten (10) business days after receipt of such statement, Tenant shall deliver to Landlord the amount of such underpayment or Landlord shall return to Tenant the amount of such overpayment, as the case may be.

4.3.2

Landlord Supervision.  After Landlord selects the Contractor, Landlord shall independently retain Contractor to construct the Expansion Space Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a

Exhibit C-1 -6-

construction supervision and management fee (the "Landlord's Supervision Fee") to Landlord in an amount equal to the product of (i) three percent (3%) and (ii) an amount equal to the Expansion Space Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work Letter).

4.3.3

Contractor's Warranties and Guaranties.  Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Expansion Space Improvements, which assignment shall be on a non‑exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Expansion Space Improvements.

Section 5

SUBSTANTIAL COMPLETION;

EXPANSION SPACE COMMENCEMENT DATE

5.1Substantial Completion.  For purposes of the Amendment, including for purposes of determining the Expansion Space Commencement Date "Substantial Completion" of the Expansion Space shall occur upon the later of (a) completion of construction of the Expansion Space Improvements in the Expansion Space pursuant to the Approved Working Drawings, with the exception of any punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, and (b) Landlord's receipt of a final sign-off on the permits for the Expansion Space Improvements sufficient under customary practices in Redwood City, California, to allow legal occupancy of the Expansion Space.

5.2Tenant Delays.  If there shall be a delay or there are delays in the Substantial Completion of the Expansion Space (as a direct, indirect, partial, or total result of any of the following (collectively, "Tenant Delays"):

5.2.1

Tenant's failure to timely approve any matter requiring Tenant's approval, including a Partial Cost Proposal or the Cost Proposal and/or Tenant's failure to timely perform any other obligation or act required of Tenant hereunder;

5.2.2	a breach by Tenant of the terms of this Tenant Work Letter or the Lease;
5.2.3	Tenant's request for changes in the Construction Drawings;
5.2.4

Tenant's requirement for materials, components, finishes or improvements which are not available in a reasonable time (based upon the anticipated date of the Expansion Space Commencement Date) or which are different from, or not included in, the Specifications;

Exhibit C-1 -7-

5.2.5	changes to the Base, Shell and Core required by the Approved Working Drawings;
5.2.6

any changes in the Construction Drawings and/or the Expansion Space Improvements required by (i) applicable laws if such changes are directly attributable to Tenant's use of the Expansion Space or Tenant's specialized Expansion Space Improvement(s) (as reasonably determined by Landlord), and/or (ii) Landlord pursuant to Section 4.2 above; or

5.2.7	any other acts or omissions of Tenant, or its agents, or employees;
5.2.8

then, notwithstanding anything to the contrary set forth in the Amendment and regardless of the actual date of the Substantial Completion of the Expansion Space, the Expansion Space Commencement Date shall be deemed to be the date the Expansion Space Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

Section 6

MISCELLANEOUS

6.1Tenant's Representative.  Tenant has designated Rich Carter as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2Landlord's Representative.  Landlord has designated Christine Scheerer as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.4Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default by Tenant under the Lease has occurred at any time on or before the Substantial Completion of the Expansion Space and is continuing, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Expansion Space Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Expansion Space (in which case, Tenant shall be responsible for

Exhibit C-1 -8-

any delay in the Substantial Completion of the Expansion Space caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such Event of Default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Expansion Space caused by such inaction by Landlord).  In addition, if the Lease is terminated prior to the Expansion Space Commencement Date, for any reason due to an Event of Default by Tenant under the Lease, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within ten (10) days of receipt of a statement therefor, any and all reasonable out of pocket costs (if any) incurred by Landlord (including any portion of the Expansion Space Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Expansion Space Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Expansion Space Improvements and restoration costs related thereto.

6.5Access. Upon reasonable prior notice, Landlord shall arrange for Tenant and Tenant's agents to have access to inspect the Expansion Space, which inspection shall take place at a time reasonably acceptable to Landlord, Tenant and the existing tenant.  Tenant and Tenant's agents shall be accompanied by Landlord and/or existing tenant and/or their respective agents, to the extent Landlord and/or existing tenant so elect.

Exhibit C-1 -9-

EXHIBIT D

BUILDING-TOP SIGNAGE

(See Attached.)

Exhibit D

1600
nevro

Scale: 1/16" = 1'-0"

24" tall x 4" thick fabricated aluminum, painted to match PMS 431. Hallo lit letters with internal LED blue lighting. Mounted to building.
'32"
1/8"
Internallly lit with LED's
206 1/2"
24"
nevro
Sign Area: 34.4 Sq.ft.
Building Frontage: 173'

Scale: 1/4" = 1'-0"

ELEVATION

Scale: 1/4" = 1'-0"

\-Exterior\Wall\16-11022 Building ID Rev2.ai